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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jay Putnam Investor Relations (770) 206-6200

COMPUCREDIT ANNOUNCES CREDIT CARD PORTFOLIO ACQUISITION

ATLANTA, GA, November 24, 2004—CompuCredit Corporation (NASDAQ: CCRT) today announced that it has formed a buying consortium with Banc of America Securities LLC and related entities and Greenwich Capital Financial Products, Inc. to purchase approximately $1.1 billion in face amount of credit card receivables from Fleet Bank (RI), National Association. CompuCredit will service the entire portfolio on behalf of the partners.

"We are excited to have participated with Banc of America Securities and Greenwich Capital in this acquisition," said David Hanna, Chairman and CEO of CompuCredit. "We have had past success in acquiring and servicing credit card portfolios, and are confident that this portfolio is another economically positive addition to our existing pool of receivables."

Bank of America Corporation is one of the world's leading financial services companies. The company's Global Corporate and Investment Banking group (GCIB) provides investment banking, equity and debt capital raising, research, trading, risk management, treasury management, and financial advisory services. Many of the company's services are provided through its U.S. subsidiaries, Banc of America Securities LLC.

Greenwich Capital Financial Products, Inc. is a wholly owned subsidiary of Greenwich Capital Holdings, Inc., headquartered in Greenwich, Connecticut. The company's ultimate parent is The Royal Bank of Scotland, who is a premiere global financial institution and the fifth largest banking group in the world.

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Credit cards marketed by CompuCredit generally are issued by Columbus Bank and Trust Company under an agreement with CompuCredit. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

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Our opinion with respect to the economic impact of the purchased portfolio is a forward-looking statement. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond CompuCredit's control. Actual results may differ materially from those suggested by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the factors set forth in "Item 1. Business—Risk Factors" of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, changes in the general economy and otherwise that might make the receivables more difficult to collect and our ability to transfer the receivables to our systems and effectively collect them. CompuCredit expressly disclaims any obligation to update any forward-looking statements except as may be required by law.

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  Exhibit 99.1
COMPUCREDIT ANNOUNCES CREDIT CARD PORTFOLIO ACQUISITION